                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):  April 16, 1998


                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                 ---------------------------------------------
                (Exact name of issuer as specified in charter)

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


           Delaware                    0-29-092        54-1708481
     (State or Other Jurisdiction    (Commission    (I.R.S. Employer
           of Incorporation)         File Number)   Identification No.)

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                             1700 Old Meadow Road
                            McLean, Virginia  22102
                    (Address of principal executive offices)

                                 (703) 902-2800
              (Registrant's telephone number, including area code)


ITEM 5.   OTHER EVENTS
          ------------

          As of April 16, 1998, Primus Telecommunications Group, Incorporated ("Primus"), Taurus Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of Primus ("TAC"), and TresCom International, Inc., a Florida corporation ("TresCom"), entered into Amendment No. 2 to Agreement and Plan of Merger (the "Amendment"), which amended the Agreement and Plan of Merger, dated as of February 3, 1998, by and among Primus, TAC and TresCom, which was previously amended by Amendment No. 1 to Agreement and Plan of Merger, dated April 8, 1998, by and among Primus, TAC and TresCom (as amended, the "Merger Agreement").

          The Amendment changes the consideration to be paid in the merger. The Amendment provides for TresCom shareholders, other than Primus and its affiliates, to receive shares of Primus common stock having a value of $12.00 (based on the volume-weighted average sales price per share of Primus common stock for the 20 trading-day period ending on the third trading day prior to the effective time of the merger) in exchange for each share of TresCom common stock held by them at the effective time of the merger. Additionally the Amendment modifies or eliminates certain covenants and closing conditions. Provisions regarding a potential downward adjustment in the consideration to be received by TresCom shareholders and TresCom's related walk-away rights were also eliminated.

          Additionally, in connection with the Amendment, as of April 16, 1998, Warburg, Pincus Investors, L.P. ("Warburg, Pincus") agreed to amend the stockholder agreement by and among Primus, TAC, K. Paul Singh and Warburg, Pincus, dated as of February 3, 1998 (the "Amendment to the Stockholder Agreement"). Also in connection with the Amendment, as of April 16, 1998, Messrs. Wesley T. O'Brien and Rudolph McGlashan agreed to amend their voting agreements between each of them, on the one hand, and Primus, on the other hand, dated as of February 3, 1998 (the "Amendment to the TresCom Voting Agreements", collectively with the Amendment to the Stockholder Agreement, the "Amendments to the TresCom Shareholder Agreements").

          Pursuant to the Amendments to the TresCom Shareholder Agreements, Warburg, Pincus, and Messrs. O'Brien and McGlashan granted Primus options to purchase shares of TresCom common stock beneficially owned by them at an option exercise price per share of $12.00(based on the volume-weighted average sales price per share of Primus common stock for the 20 trading-day period ending on the third trading day prior to the exercise of the option), payable in shares of Primus common stock, if the Merger Agreement terminates under defined circumstances. The defined circumstances under which the options may be exercised by Primus are those in which the Merger Agreement would be terminated by either Primus or TresCom and Primus would be entitled to the termination fee as provided for in the Merger Agreement. Additionally, pursuant to the Amendment to the Stockholder Agreement, if the option granted by Warburg, Pincus is exercised, Warburg, Pincus has agreed to use its reasonable best efforts to cause the existing Warburg, Pincus designees to the TresCom board of directors to resign and upon such resignations, TresCom has agreed to use its reasonable best efforts to restructure the TresCom board of directors so that designees of Primus constitute a majority of the members of the TresCom board of directors. Primus also agreed, if it exercises the option granted by Warburg, Pincus, to offer to acquire all outstanding shares of TresCom common stock not otherwise owned by Primus or its affiliates, at the same price paid to Warburg, Pincus and payable in shares of Primus common stock. Primus also agreed to grant Messrs. O'Brien and McGlashan certain piggyback registration rights and put rights which are exercisable if the options they granted to Primus are exercised and if, in connection with such exercise, they receive shares of Primus common stock which are "restricted" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

          Except as otherwise set forth above, neither the Merger Agreement nor the Amendments to the TresCom Shareholder Agreements were modified in any material respect. The foregoing summary of the Amendment and the Amendments to the TresCom Shareholder Agreements is qualified in its entirety by reference to each of such amendments which are filed as exhibits to this Form 8-K, reference to which is hereby made for the full text thereof.
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ITEM 7.   FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS
          -----------------------------------------------------------------

 * 2.1 Amendment No. 2 to Agreement and Plan of Merger by and among TAC, TresCom and Primus, dated as of April 16, 1998.

 * 10.1 Amendment No. 1 to the Stockholder Agreement by and among Primus, TAC, K. Paul Singh and Warburg, Pincus, dated, as of April 16, 1998.

 * 10.2 Amendment No. 1 to the Voting Agreement by and between Primus and Wesley T. O'Brien dated as of April 16, 1998.

 **  10.3 Amendment No. 1 to the Voting Agreement by and between Primus and
          Ruddy McGlashan dated as of April 16, 1998.

 *   99.1 Joint Press Release of Primus and TresCom dated April 17, 1998.

----------------------
*   Previously filed
**  Filed Herewith

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PRIMUS TELECOMMUNICATIONS GROUP,
                                    INCORPORATED

                                    /s/ Neil L. Hazard
                                    _________________________________
Date:     April 23, 1998            By: Neil L. Hazard
                                    Executive Vice President and
                                    Chief Financial Officer

                                      -3-
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                                 EXHIBIT INDEX



     EXHIBIT
       NO.          DESCRIPTION
  ------------      -----------

       2.1 Amendment No. 2 to Agreement and Plan of Merger by and among TAC, TresCom and Primus, dated as of April 16, 1998.

       10.1 Amendment No. 1 to the Stockholder Agreement by and among Primus, TAC, K. Paul Singh, Trescom and Warburg, Pincus dated as of April 16, 1998.

       10.2 Amendment No. 1 to the Voting Agreement by and between Primus and Wesley T. O'Brien, dated as of April 16, 1998.

       10.3 Amendment No. 1 to the Voting Agreement by and between Primus and Ruddy McGlashan, dated as of April 16, 1998.

       99.1         Joint Press Release of Primus and TresCom dated April 17,
                    1998.
                                      -4-